CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CLEAR SKIES HOLDINGS, INC.

Under Section 242 of the Delaware General Corporation Law

Clear Skies Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the corporation is Clear Skies Holdings, Inc.

2.	The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FIRST thereof in its entirety to read as follows:

FIRST: The name of this Corporation is Clear Skies Solar, Inc.

3.
The amendments to the Certificate of Incorporation of the Corporation herein certified have been declared advisable by the Board of Directors of the Corporation and were duly adopted by the Board of Directors in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and such amendments were duly adopted by a majority of the stockholders entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL and written notice was given to the stockholders in accordance with the provisions of subsection (e) of such section of the DGCL.

IN WITNESS WHEREOF, said Clear Skies Holdings, Inc. has caused this Certificate to be signed by Ezra Green, its Chairman and Chief Executive Officer, this 25th day of January, 2008.

CLEAR SKIES HOLDINGS, INC.
By:	/s/ Ezra Green
Name:	Ezra Green
Title:	Chairman and Chief Executive Officer